June 10, 2005


Mail Stop 4561

VIA U.S. MAIL AND FAX (909) 944-6605

Mr. James F. Verhey
Executive Vice President Finance and
   Chief Financial Officer
Kaiser Ventures LLC
3633 E. Inland Empire Blvd.
Suite 480
Ontario, CA  91764

      Re:	Kaiser Ventures LLC
      Form 10-KSB for the year ended December 31, 2004
      Filed April 14, 2005
      File No. 000-33433

Dear Mr. Verhey:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



      Steven Jacobs
      Accounting Branch Chief

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Hewitt Associates, Inc.
December 28, 2004
Page 1